Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of September 22, 2022, by and between JEFF DERGURAHIAN (“Executive”) and LOANDEPOT, INC., a Delaware corporation (the “Company”).
WHEREAS, Executive has been serving as the Chief Capital Markets Officer of the Company;
WHEREAS, the Company wishes to continue to employ, and Executive wishes to accept continued employment with the Company, as the Chief Capital Markets Officer of the Company, pursuant to the terms and conditions set forth in this Agreement, effective as of the date first set forth above (the “Effective Date”).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
1.1    “Board” means the Board of Directors of the Company.
1.2    “Cause” means that Executive has committed or engaged in: (i) material failure to comply with, material breach of or material continued refusal to comply with, in each case, terms of this Agreement, of any written agreement or covenant that Executive is a party to with the Company or any affiliate (including, without limitation, any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement or covenant); (ii) material violation of any lawful policies, standards or regulations of the Company which have been furnished to Executive, including policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iii) indictment for, conviction of or plea of no contest to a felony under the laws of the United States or any state (other than traffic-related offenses); (iv) fraud, embezzlement, material dishonesty, breach of fiduciary duty against the Company, or material misappropriation of property belonging to the Company or its affiliates; (v) Executive’s willful and repeated failure to perform Executive’s duties as specifically directed in any reasonable and lawful directive of the Board or the Chief Executive Officer; or (vi) willful misconduct or gross negligence in connection with the performance of Executive’s duties; provided that in each case of (i), (v), and (vi), to the extent such event is capable of cure, “Cause” as a result of such event shall not exist unless (x) the Board provides written notice thereof to Executive within thirty (30) days after the first occurrence of such event and (y) to the extent correctable, Executive fails to remedy such circumstance or event within thirty (30) days following Executive’s receipt of such written notice. For purposes of the foregoing definition of Cause, no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
1.3    “Change in Control” shall have the meaning ascribed to that term in the loanDepot, Inc. 2021 Omnibus Incentive Plan (the “Plan”).
1.4    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.5    “Code” means the Internal Revenue Code of 1986, as amended.
1.6    “Covered Termination” means (i) an Involuntary Termination Without Cause, (ii) a voluntary termination for Good Reason, or (iii) the expiration of this agreement due to a non-renewal by the Company pursuant to the terms of Section 2.2 of this Agreement (which shall be deemed to be an Involuntary Termination Without Cause effective at the end of the Term then in effect). For the avoidance of doubt, neither (x) the termination of Executive’s employment as a result of Executive’s death or Disability nor (y) the expiration of this Agreement due to non-renewal by Executive pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.
1.7    “Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
1.8    “Good Reason” means any of the following taken without Executive’s written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement, (ii) a material diminution in Executive’s duties, title, authority or responsibilities in effect or contemplated to be in effect as of the date hereof, (iii) a material reduction in Executive’s Base Salary (unless such reduction is less than 10% and the annual base salary of all other executive officers is similarly reduced), (iv) a requirement to report to anyone other than the Board or the Company’s Chief Executive Officer, or (v) the Company requiring Executive to be located at any office or location more than 35 miles from the Company’s current headquarters in Foothill Ranch, California, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason under this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within thirty (30) days after the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than ninety (90) days after the initial existence of the circumstances constituting Good Reason.

1.9    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause or by reason of Executive’s death or Disability.
1.10    “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
1.11    “Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1    Position and Duties. Subject to terms set forth herein, Executive shall serve in an executive capacity and shall perform such duties, and shall have such authorities, as are customarily associated with the position of Chief Capital Markets Officer and such other duties and authorities (in each case, commensurate with such position) as are assigned to Executive by the Board and/or the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
2.2    Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) the termination of Executive’s employment under this Agreement. On the third (3rd) anniversary of the Effective Date and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated under this Agreement prior thereto), this Agreement shall automatically be extended for one additional year unless either Executive or the Company gives written notice of non-renewal to the other at least sixty (60) days prior to the automatic extension date. The period from the Effective Date until the earlier of (i) termination of Executive’s employment under this Agreement and (ii) the expiration of the term of this Agreement due to non-renewal pursuant to this Section 2.2 is referred to as the “Term.”
2.3    Employment at Will. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and, in the case of a termination by the Company, with or without prior notice). In addition to Executive’s right to resign for Good Reason, Executive shall have the right to resign at any time and for any reason or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of Executive’s employment by the Company) and any requirement to continue salary or benefits shall cease as of such earlier date. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.
2.4    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any of its affiliates prior to the termination of Executive’s employment with the Company or any of its affiliates, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each of its affiliates; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such designee or other representative of the Company or any of its affiliates. Executive agrees to take any further actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing.
2.5    Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
ARTICLE III
COMPENSATION
3.1    Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annualized base salary of $600,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase (but not decrease) in the sole discretion of the Board or a committee of the Board. The Company shall review the rate of Base Salary for potential increase (but not decrease) at least annually during the Term, commencing with the first quarter in 2023, and will make recommendations regarding any such potential increase to the Board or a committee of the Board.
3.2    Bonus Opportunities.
(a)    Annual Bonus. For each calendar year during the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at 150% of Base Salary or such greater amount as determined in the sole discretion of the Board or a committee of the Board (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board, and pursuant to the bonus plan in effect as of the date hereof (which is subject to review or adjustment by the Board or a committee of the Board), with a maximum payout of three hundred percent (300%) of the Target Bonus. The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board based on (i) achievement of bonus objectives and/or conditions determined by the Board or a committee of the Board for that applicable year and communicated to Executive and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid (except as otherwise provided in Section 4.1). The Annual Bonus for any calendar year will be paid during the year following the year to which the Annual Bonus relates at the same time as annual bonuses for other Company executives are paid generally, which is expected to be on or around March 15, and in no event will be paid later than thirty (30) days following the completion of the Company’s audited financial statements for the year to which the Annual Bonus relates.
(b)    Vision 2025 Special Incentive and Retention Plan. For the 2022 calendar year, Executive shall be eligible to receive a cash bonus of $1,000,000 subject to Executive’s continued employment in good standing with the Company through December 31, 2022, which, to the extent earned, shall be paid no later than thirty (30) days thereafter. Notwithstanding the foregoing, if Executive’s employment terminates prior to December 31, 2022, other than termination by the Company for Cause or termination by Executive without Good Reason, Executive will remain eligible to earn such bonus as if Executive had remained employment through December 31, 2022. In addition, for the 2023 calendar year, Executive shall be eligible to receive a cash bonus of $1,500,000 subject to Executive’s continued employment in good standing with the Company through December 31, 2023, which, to the extent earned, shall be paid no later than thirty (30) days thereafter. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause after June 30, 2023 and before December 31, 2023, Executive will remain eligible to earn a pro-rated portion of such bonus (determined based on the number of days Executive is employment by the Company during the 2023 calendar year) as if Executive had remained employment through December 31, 2023. The bonus amounts provided for in this Section 3.2(b) are hereinafter referred to as the “Retention Bonuses.”
3.3    Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.
3.4    Equity Awards. Executive will be eligible to receive equity incentive grants as determined by the Board or a committee of the Board in its sole discretion.
ARTICLE IV
SEVERANCE BENEFITS
4.1    Severance Benefits. Upon termination of Executive’s employment for any reason, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation, unreimbursed business expenses, and, except in the case of a termination for Cause, Executive’s earned Annual Bonus for the prior year, if any, and if not already paid (the “Accrued Obligations”). If the termination is due to a Covered Termination, or for Executive’s death or Disability, provided that Executive (or Executive’s representative, as applicable) (A) delivers to the Company an executed general release of claims substantially in a form attached hereto as Exhibit A (a “Release of Claims”) within forty-five (45) days following the Covered Termination (and Executive does not exercise his or her revocation right provided for in the Release of Claims) and (B) continues to materially comply with Articles V through VII of this Agreement, Executive shall be entitled to receive the severance benefits described in Sections 4.1(a), (b) or (c), as applicable.
(a)    Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than during the period beginning three (3) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control (the “CIC Protection Period”), Executive shall receive the Accrued Obligations, and the following shall occur:
(i)    The Company shall pay Executive an amount equal to twelve (12) months of Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of termination of Executive’s employment, payable in a lump sum payment, less applicable withholdings, on the next regular Company payday that is at least three (3) business days following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year (on the next regular Company payday that is at least three (3) business days after the later of the date on which the Release of Claims becomes effective and January 1 of that later calendar year).
(ii)    Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 12 month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if it is determined the Company is unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then an amount equal to each remaining Company reimbursement or payment that would otherwise be due pursuant to this Section 4.1 (a)(ii) shall thereafter be paid to Executive in substantially equal monthly installments.
(iii)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, Executive shall receive a pro-rata portion of Executive’s Annual Bonus (for clarity, excluding any Retention Bonus) for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.
(iv)    Executive’s unvested equity awards shall be immediately forfeited; provided, however, that any performance based award held by Executive shall accelerate based on actual performance measured to the date of termination, with a 30-day post-termination window during which achievement of applicable performance goals will still qualify.
(v)    Executive’s vested but unexercised options will remain exercisable until the earlier of (A) one year following Executive’s termination date; or (B) the expiration date of the option.
(b)    Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs during the CIC Protection Period, Executive shall receive the Accrued Obligations, and the following shall occur:
(i)    The Company shall pay Executive an amount equal to 1.5 times the sum of (i) Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of termination of Executive’s employment and (ii) Executive’s Target Bonus (which shall not be less than 150% of such rate of Executive’s Base Salary) in effect for the year in which termination of Executive’s employment occurs, payable in a lump sum payment, less applicable withholdings, on the next regular Company payday that is at least three (3) business days following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination; provided, however, if such sixty (60) day period falls in two different calendar years, payment will be made in the later calendar year (on the next regular Company payday that is at least three (3) business days after the later of the date on which the Release of Claims becomes effective and January 1 of that later calendar year). To the extent Executive’s Covered Termination occurs during the CIC Protection Period and prior to a Change in Control, and Executive’s severance payment pursuant to Section 4.1(a)(i) is paid prior to the Change in Control, an amount equal to the severance payable pursuant to this Section 4.1(b)(i), less the amount previously paid pursuant to Section 4.1(a)(i), will be paid in a lump sum payment, less applicable withholdings, as soon as administratively practicable, but not later than fifteen (15) business days, following the occurrence of the Change in Control.

(ii)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, Executive shall receive a pro-rata portion of Executive’s Annual Bonus (for clarity, excluding any Retention Bonus) for the fiscal year in which termination of Executive’s employment occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.
(iii)    Notwithstanding anything set forth in an award agreement or equity incentive plan to the contrary, one hundred percent (100%) of the total number of stock options and other equity awards issued by the Company or LD Holdings Group LLC to Executive that have not previously vested shall immediately become vested (with any performance-based vesting criteria deemed earned at the greater of target or actual performance through the date of termination of Executive’s employment).
(iv)    Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 18-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if it is determined the Company is unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then an amount equal to each remaining Company reimbursement or payment that would otherwise be due pursuant to this Section 4.1 (b)(iv) shall thereafter be paid to Executive in substantially equal monthly installments.
(c)     Termination in Relation to Executive’s Death or Disability. If Executive’s employment terminates due to the Executive’s death or Disability, the Executive (or Executive’s representative, as applicable) shall receive the Accrued Obligations, and the following shall occur:
(i)     Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, Executive (or Executive’s representative) shall receive a pro-rata portion of Executive’s Annual Bonus (for clarity, excluding any Retention Bonus) for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.
(ii)     Notwithstanding anything set forth in an award agreement or equity incentive plan to the contrary, one hundred percent (100%) of the total number of time-based stock options and other time-based equity awards issued by the Company to Executive that have not previously vested shall immediately become vested, and the performance-based vesting criteria associated with any performance based award held by Executive shall be deemed earned at the greater of target or actual performance through the date of termination.
(iii)     Executive’s vested but unexercised options will remain exercisable until the earlier of (A) one year following Executive’s termination date; or (B) the expiration date of the option.
(iv)     Subject to Executive’s (or Executive’s covered dependents’) timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive (or Executive’s dependents, if applicable) for, the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 18-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
(d)     Termination for Cause or by Executive without Good Reason. If Executive’s employment terminates by the Company’s termination for Cause or by Executive’s resignation without Good Reason, Executive shall receive the Accrued Obligations, and the following shall occur:
(i)     Executive’s unvested equity awards shall be immediately forfeited.
(ii)     Executive’s vested but unexercised options will remain exercisable until the earlier of (A) 90 days following Executive’s termination date; or (B) the expiration date of the option except in the case of a termination for Cause (in which case all such options shall be immediately forfeited).
The Release of Claims shall be effective only if the Company counter-signs such Release of Claims, and delivers such counter-signed Release of Claims to Executive, not later than five (5) business days after Executive delivers the Release of Claims to the Company. In the event the

Company fails to timely execute and deliver such counter-signed Release of Claims to Executive, the Release of Claims shall be null and void but Executive shall nevertheless be entitled to, and the Company shall pay or provide (as the case may be), the foregoing severance benefits.
4.2    280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the applicable change in control transaction shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Unless Executive elects a different order of reduction, any such election to be consistent with the requirements of Section 409A of the Code, to the extent that a reduction in payments or benefits is required pursuant to this Section 4.2, the Company shall reduce or eliminate amounts which are payable first from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
4.3    Section 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)    All provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(b)    If Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(c)    Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
4.4    Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.
4.5    Equity Coordination. For the avoidance of doubt, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto, subject to the provisions of Section 4.1 above.

ARTICLE V
PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS
5.1    Proprietary Information. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, in the course of Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations, provided that Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive in connection with fulfilling such obligations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.
5.2    Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company and its affiliates hereunder,

Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 5.2.
(a)    Both during the Term and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except in the course of good faith performance of Executive’s duties on behalf of the Company or any of its affiliates, Executive shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company or any of its affiliates. The covenants of this Section 5.2(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by the Company or any of its affiliates.
(b)    Notwithstanding any provision of Section 5.2(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:
(i)    disclosures that Executive reasonably believes are required, or in the best interests of the Company, in Executive’s good faith performance of his or her duties;
(ii)    disclosures and uses that are approved in writing by the Board; or
(iii)    disclosures to a person or entity that has (x) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company or any of its affiliates; provided that Executive shall be entitled to retain copies of his or her compensation and benefits arrangements with the Company. Within ten (10) days of any such request, Executive shall certify to the Company in writing that, to Executive’s knowledge, all such documents, materials and property (other than those described in the proviso of the immediately preceding sentence) have been returned to the Company or otherwise destroyed.
(d)    “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
5.3    Nondisparagement. Subject to Section 5.2(e) above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, or executives. The Company agrees that, from and after the Effective Date, the Company will counsel its senior executive officers and directors to not, directly or indirectly, and the Company will not, in corporate communications to third parties, directly or indirectly, make, publish, or communicate publicly any disparaging or defamatory comments regarding Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s senior executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company or any of its affiliates. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
5.4    Remedies. Executive’s and the Company’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in this Article V, Section 6.2 and Article VII, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any of its affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.

5.5    Modification. The covenants in this Article V, Section 6.2 and Article VII, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined by an arbitrator or a court of competent jurisdiction in any state that any restriction in this Article V, Section 6.2 and Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VI
OUTSIDE ACTIVITIES
6.1    Other Activities.
(a)    Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Board.
(b)    Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject to advance approval by the Board, Executive shall be allowed to serve as a member of the board of directors of one (1) for-profit entity at any time during the term of this Agreement, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from such director position if it determines that such resignation would be in the best interests of the Company.
6.2    Competition/Investments. During the term of Executive’s employment by the Company, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, or be employed by any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or actively planned to be engaged in, to Executive’s knowledge) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 2% of the voting stock of such corporation.
6.3    Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions made by or against the Company or any of its affiliates that relate to Executive’s actual or prior areas of responsibility or knowledge. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter by or before any court, arbitrator, regulatory, or governmental entity, and by or on behalf of the Company or any of its affiliates, that relates to Executive’s actual or prior areas of responsibility or knowledge. Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive in connection with fulfilling Executive’s obligations under this Section 6.3. In no event shall Executive be required to act or cooperate in any matter that Executive reasonably believes is against Executive’s own interests.
ARTICLE VII
NONINTERFERENCE
Executive shall not, during the term of Executive’s employment by the Company and, solely with respect to clause (ii) below, for twenty-four (24) months thereafter, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of (i) its customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (ii) its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VII. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VIII
GENERAL PROVISIONS
8.1    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records (or such other address as Executive may provide to the Company).
8.2    Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
8.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.4    Clawback. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to Executive, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement to the extent of such overpayment, provided that Executive shall not be subject to different treatment under such policies and procedures than the Company’s other current and former senior executive officers. Notwithstanding any provision of this Agreement to the contrary, the Company and each of its affiliates reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect, provided that any such policies and procedures shall be promptly provided to Executive.
8.5    Waiver. Any waiver of this Agreement must be executed by the party to be bound by such waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
8.6    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.
8.7    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.8    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.9    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.
8.10    Effect of Termination. The provisions of Section 2.4 and Articles IV, V, VII and VIII and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.
8.11    Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by counsel in connection with the negotiation of this Agreement, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
8.12    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 8.13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in California.
8.13    Arbitration.
(a)    Subject to Section 8.13(b), any dispute, controversy or claim between Executive and the Company or any of its affiliates arising out of or relating to this Agreement or Executive’s employment or engagement with the Company or any of its affiliates (“Disputes”) will be finally settled by confidential arbitration in the State of California in accordance with the then-existing Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 8.13 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the JAMS and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 8.13, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be paid by the Company.
(b)    Notwithstanding Section 8.13(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of

Articles V through VII; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 8.13.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 8.13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)    Nothing in this Section 8.13 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 8.13 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.
[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.
LOANDEPOT, INC.
By: /s/ Frank Martell
Name: Frank Martell
Title: Chief Executive Officer
Accepted and Agreed:
/s/ Jeff DerGurahian
Jeff DerGurahian

EXHIBIT A
RELEASE AGREEMENT

1.    Executive’s Release. Jeff DerGurahian (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue LOANDEPOT, INC. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, whether, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of Executive’s signature on this Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 4.1 of the Employment Agreement dated as of July __, 2022 by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan, supplemental retirement plan, or deferred compensation plan sponsored or maintained by the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    [Company Representation. The Company, on its own behalf and on behalf of the Company’s divisions, subsidiaries, parents, and affiliated corporations, past and present, and each of them, and their respective stockholders or other equity holders, hereby represents that, as of the date of this Agreement, the Company is not aware of any claims, demands or causes of action against Executive or any of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, or any of them, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, whether, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive committed or omitted prior to the date of the Company’s signature on this Agreement set forth below.]
3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, Executive will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    Executive was given a copy of this Agreement on [_________, 202__], and informed that he or she had [twenty-one (21)] days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to the expiration of such [21]-day period he or she will have done so voluntarily and with full knowledge that Executive is waiving his or her right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after Executive received it;
(d)    Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
5.    No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any matter released in Section 1 above or any part or portion thereof. Company represents and warrants to Executive that neither it, nor any of its divisions, subsidiaries, parents, and affiliated corporations, past and present, or any of them, has assigned or transferred to any person not a party to this Agreement any matter released in Section 2 above or any part or portion thereof.

7.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance withE the arbitration provisions of the Employment Agreement.
h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“EXECUTIVE”

Jeff DerGurahian

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”
LOANDEPOT, INC.

By:
Name:
Title: